Exhibit 99.1
CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED
SELECTED FINANCIAL DATA
(in thousands except per share amounts)

	For the years ended December 31,
	2005	2004	2003	2002	2001
OPERATING DATA (1):
Revenues (2)	$44,169	$39,630	$38,644	$38,566	$38,437
Income from continuing operations (3)	22,738	21,692	18,141	12,282	24,129
Basic earnings from continuing operations per share	.73	.71	.60	.41	.81
Net income	22,683	22,071	21,501	16,650	27,948
Basic earnings per share	.73	.72	.71	.55	.94
Cash distributions paid	25,431	25,173	24,960	24,692	24,205
Cash distributions declared per share	.8268	.8268	.8266	.8240	.8208
Payments of mortgage principal (4)	6,327	5,943	5,529	4,981	4,416
BALANCE SHEET DATA:
Total assets	$427,228	$453,042	$462,191	$472,129	$447,241
Long-term obligations (5)	142,208	167,669	183,443	189,166	166,446

(1)	Certain prior year balances have been reclassified to discontinued operations.

(2)	Includes lease termination fee of $3,375 in 2005.

(3)	Includes gain from sale of real estate in 2001.

(4)	Represents scheduled mortgage principal paid.

(5)	Represents mortgage obligations and deferred acquisition fee installments that are due after more than one year.